INVESTMENT ADVISORY AGREEMENT

This Agreement is made as of 18th day of November, 2017, by and between CARILLON SERIES TRUST, a Delaware statutory trust (the “Trust”), on behalf of each Series of the Trust listed on Schedule A hereto, as may be amended from time to time (“Series”), and CARILLON TOWER ADVISERS, INC., a Florida corporation (“Adviser”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company consisting of one or more separate series of shares (“Series”), each having its own assets and investment objective(s), policies and restrictions; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”); and

WHEREAS, the Trust desires to retain the Adviser to provide investment advisory and portfolio management services to each Series pursuant to the terms and provisions of this Agreement, and the Adviser is willing to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:
1.            Appointment.  The Trust hereby appoints the Adviser to serve as the investment adviser of the Trust and each Series for the period and on the terms set forth in this Agreement.  The Adviser accepts such appointment and agrees to render the services herein set forth for compensation as set forth on Schedule A.  In the performance of its duties, the Adviser will act in the best interests of the Trust and each Series and will manage the Trust and each Series in conformity with (a) applicable laws and regulations, including, but not limited to, the 1940 Act and the Advisers Act, (b) the terms of this Agreement, (c) the investment objective(s), policies and restrictions of each applicable Series as stated in the Trust’s currently effective registration statement under the Securities Act of 1933, as amended, and the 1940 Act, and (d) such other guidelines as the Board of Trustees of the Trust (the “Board”) reasonably may establish or approve and provide to the Adviser.  The Adviser will be an independent contractor and will have no authority to act for or represent the Trust or any Series in any way or otherwise be deemed to be an agent unless expressly authorized in this Agreement or another writing between the Trust and the Adviser.
2.            Duties of the Adviser.
(a)          Investment Program.  Subject to supervision by the Board, the Adviser will provide a continuous investment program for each Series and shall determine what securities and other investments will be purchased, retained, sold or loaned by each Series and what portion of such assets will be invested or held uninvested as cash.  The Adviser will exercise full discretion and act for each Series in the same manner and with the same force and effect as such Series itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.  The Adviser will be responsible for preserving the confidentiality of information concerning the holdings, transactions, and business activities of the Trust and each Series in conformity with the requirements of the 1940 Act, other applicable laws and regulations, and any policies that are approved by the Board.
(b)          Exercise of Rights.  The Adviser, unless and until otherwise directed by the Board, will exercise all rights of security holders with respect to securities held by each Series, including, but not limited to: voting proxies, converting, tendering, exchanging or redeeming securities; participating as a claimant in class action litigation (including litigation with respect to securities previously held) when provided notice of such litigation, and exercising rights in the context of a bankruptcy or other reorganization.
(c)          Execution of Transactions and Selection of Broker Dealers.  The Adviser shall be responsible for effecting transactions for each Series and selecting brokers or dealers to execute such transactions for each Series.  In the selection of brokers or dealers and the placement of orders for the purchase and sale of portfolio investments for each Series, the Adviser shall use its best efforts to obtain for each Series the best execution available, except to the extent that it may be permitted to pay higher brokerage commissions for brokerage or research services as described below.  In using its best efforts to obtain the best execution available, the Adviser, bearing in mind each Series’ best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of execution and research services provided by the broker or dealer.  Subject to such policies as the Board may determine, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Series to pay a broker or dealer that provides brokerage or research services to the Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to such Series and to other clients of the Adviser as to which the Adviser exercises investment discretion.  The Trust agrees than any entity or person associated with the Adviser that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust, which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder, and the Trust has consented to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).
(d)          Reports to the Board.  Upon reasonable request, the Adviser shall provide to the Board such analyses and reports as may be required by law or otherwise reasonably required to fulfill its responsibilities under this Agreement.
(e)         Delegation of Authority.  Any of the duties specified in this Paragraph 2 with respect to one or more Series may be delegated by the Adviser, at the Adviser’s expense, to an appropriate party, subject to such approval by the Board and shareholders of the applicable Series to the extent required by the 1940 Act.  The Adviser shall oversee the performance of delegated duties by any such other party and shall furnish the Board with periodic reports concerning the performance of delegated responsibilities by such party.  The retention of any party by the Adviser pursuant to this Paragraph 2(e) shall in no way reduce the responsibilities and obligations of the Adviser under this Agreement and the Adviser shall be responsible to the Trust for all acts or omissions of any such party in connection with the performance of the Adviser’s duties under this Agreement.
3.            Services Not Exclusive.  The services furnished by the Adviser hereunder are not to be deemed exclusive.  Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser, who may also be a Trustee, officer, or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar or dissimilar nature.
4.            Compliance with Rule 38a-1.  The Adviser shall maintain policies and procedures relating to the services it provides to the Trust that are reasonably designed to prevent violations of the federal securities laws, and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to effectively discharge its responsibilities.  The Adviser also shall provide the Trust’s chief compliance officer with periodic reports regarding its compliance with the federal securities laws, and shall promptly provide special reports in the event of any material violation of the federal securities laws.
5.            Books and Records.  The Adviser will maintain all accounts, books and records with respect to each Series as are required pursuant to the 1940 Act and Advisers Act and the rules thereunder.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request.  The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.
6.            Expenses of the Adviser and the Trust.  During the term of this Agreement, each Series will bear all fees and expenses not specifically waived, assumed or agreed to be paid by the Adviser and incurred in its operations and the offering of its shares.  Expenses borne by each Series will include, but not be limited to, the following (or each Series’ proportionate share of the following): brokerage commissions and issue and transfer taxes relating to securities purchased or sold by the Series or any losses incurred in connection therewith; expenses of organizing the Series; filing fees and expenses relating to the registration and qualification of the Series’ shares under federal or state securities laws and maintaining such registrations and qualifications; distribution and service fees; taxes (including any income or franchise taxes) and governmental fees; costs of any liability, any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against any Trust or Series for violation of any law; charges of proxy voting services; fees and expenses of unaffiliated Trustees; fees of the custodian; transfer agent fees; fund accounting fees, fees and expenses of the Trust’s legal counsel, fees and expenses of the independent and internal auditors; fees any expenses of the administrator; any expenses of the Adviser resulting from new services necessitated by regulatory or legal changes affecting mutual funds occurring after the date of this Agreement; any extraordinary expenses (including fees and disbursements of counsel) incurred by the Trust or Series.

7.            Compensation.  For the services provided and the expenses assumed pursuant to this Agreement with respect to each Series, the Trust will pay the Adviser, effective from the date of this Agreement, a fee which is computed daily and paid monthly from each Series’ assets at the annual rates as percentages of that Series’ average daily net assets as set forth in the attached Schedule A, which Schedule can be modified from time to time to reflect changes in annual rates or the addition or deletion of a Series from the terms of this Agreement, subject to appropriate approvals required by the 1940 Act.  If this Agreement becomes effective or terminates with respect to any Series before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.

8.            Limitation of Liability of the Adviser.  The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Trust or Series in connection with the matters to which this Agreement relate except a loss resulting from the willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.  Any person, even though also an officer, partner, employee, or agent of the Adviser, who may be or become an officer, Board member, employee or agent of the Trust shall be deemed, when rendering services to the Trust or acting in any business of the Trust, to be rendering such services to or acting solely for the Trust and not as an officer, partner, employee, or agent or one under the control or direction of the Adviser even though paid by it.

9.            Duration and Termination.

(a)          Effectiveness.  This Agreement shall become effective upon the date hereinabove written, provided that, with respect to a Series, this Agreement shall not take effect unless it has first been approved, to the extent required by the 1940 Act (i) by a vote of a majority of those members of the Board who are not parties to this Agreement or interested persons of any such party (“Independent Board Members”) cast in person at a meeting called for the purpose of voting on such approval, and (ii) by an affirmative vote of a majority of the outstanding voting securities of such Series.

(b)          Renewal.  Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the above written date, except that with respect to any new Series, this Agreement will continue in effect for two years from the date the Series is added to this Agreement.  Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each from the date of this Agreement, and for new Series for successive periods of twelve months once the initial two year term has passed, provided that such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act.

(c)          Termination.  Notwithstanding the foregoing, with respect to any Series, this Agreement may be terminated at any time by vote of the Board, including a majority of the Independent Board Members, or by vote of a majority of the outstanding voting securities of such Series on 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Adviser.  The Adviser may at any time terminate this Agreement on 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Trust.  This Agreement automatically and immediately will terminate in the event of its assignment.  Termination of this Agreement pursuant to this Paragraph 9(c) shall be without the payment of any penalty.  Termination of this Agreement with respect to a given Series shall not affect the continued validity of this Agreement or the performance thereunder with respect to any other Series.

10.            Amendments.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement as to a given Series shall be effective until approved by the Board and such Series shareholders to the extent required by the 1940 Act.

11.            Name of Trust.  The Trust or any Series may use the name “Eagle” or “Carillon” only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of the Adviser.  At such time as such an agreement shall no longer be in effect, the Trust and each Series will (to the extent that it lawfully can) cease to use any name derived from Carillon Fund Distributors, Inc., Carillon Tower Advisers, Inc. or any successor organization.

12.            Trust and Shareholder Liability.  The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more Series, the obligations hereunder shall be limited to the respective assets of that Series.  The Adviser further agrees that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Series, nor from the Trustees or any individual Trustee of the Trust.
13.            Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act.  To the extent that the applicable laws of the State of Florida conflict with the applicable provisions of the 1940 Act, the latter shall control.

14.            Definitions.  As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person,” and “assignment” shall have the same meanings as such terms have in the 1940 Act.

15.            Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior amendments and understandings relating to the subject matter hereof.
16.            Notices.  All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust (attn: [Secretary]) or the

Adviser (attn: [President]) (or to such other address or contact as shall be designated by the Trust or the Adviser in a written notice to the other party) in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this Paragraph 16.
17.            Force Majeure.  The Adviser shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Adviser shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.
18.            Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

19.            The 1940 Act.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

20.            Headings.  The headings in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

CARILLON SERIES TRUST

Attest:

By: /s/ Denice Higinbotham	By: /s/ Susan Walzer

CARILLON TOWER ADVISERS, INC.

Attest:

By: /s/ Denice Higinbotham	By: /s/ Eric Wilwant

SCHEDULE A

TO

INVESTMENT ADVISORY AGREEMENT

CARILLON SERIES TRUST

Pursuant to Paragraph 7 of the Agreement, each Series shall pay the following fees to the Adviser for rendering investment advisory services.  These fees shall be computed daily and paid monthly at the following annual rates as percentages of the Series’ average daily net assets:
Carillon Series Trust – Carillon ClariVest Capital Appreciation Fund

Average Daily Net Assets	Advisory Fee as % of Average Daily Net Assets
First $1 billion	0.60%
Over $1 billion	0.55%

Carillon Series Trust – Carillon Eagle Growth & Income Fund

Average Daily Net Assets	Advisory Fee as % of Average Daily Net Assets
First $100 million	0.60%
Over $100 million to $500 million	0.45%
Over $500 million	0.40%
Carillon Series Trust – Carillon ClariVest International Stock Fund:
Average Daily Net Assets	Advisory Fee as % of Average Daily Net Assets
All Assets	0.70%

Carillon Series Trust – Carillon Eagle Investment Grade Bond Fund:
Average Daily Net Assets	Advisory Fee as % of Average Daily Net Assets
All Assets	0.30%

Carillon Series Trust – Carillon Eagle Mid Cap Growth Fund:
Average Daily Net Assets	Advisory Fee as % of Average Daily Net Assets
First $500 million	0.60%
Over $500 million to $1 billion	0.55%
Over $1 billion	0.50%
Carillon Series Trust – Carillon Eagle Mid Cap Stock Fund:
Average Daily Net Assets	Advisory Fee as % of Average Daily Net Assets
First $500 million	0.60%
Over $500 million to $1 billion	0.55%
Over $1 billion	0.50%

Carillon Series Trust – Carillon Eagle Small Cap Growth Fund:
Average Daily Net Assets	Advisory Fee as % of Average Daily Net Assets
First $500 million	0.60%
Over $500 million to $1 billion	0.55%
Over $1 billion	0.50%

Carillon Series Trust – Carillon Eagle Smaller Company Fund:
Average Daily Net Assets	Advisory Fee as % of Average Daily Net Assets
First $500 million	0.60%
Over $500 million to $1 billion	0.55%
Over $1 billion	0.50%

Carillon Series Trust – Carillon Cougar Tactical Allocation Fund

Average Daily Net Assets	Advisory Fee as % of Average Daily Net Assets
All Assets	0.57%

Carillon Series Trust – Carillon Reams Core Bond Fund

Average Daily Net Assets	Advisory Fee as % of Average Daily Net Assets
All Assets	0.40%

Carillon Series Trust – Carillon Reams Core Plus Bond Fund

Average Daily Net Assets	Advisory Fee as % of Average Daily Net Assets
All Assets	0.40%

Carillon Series Trust – Carillon Scout International Fund:

Average Daily Net Assets	Advisory Fee as % of Average Daily Net Assets
First $1 billion	0.80%
Over $1 billion	0.70%
Carillon Series Trust – Carillon Scout Mid Cap Fund:
Average Daily Net Assets	Advisory Fee as % of Average Daily Net Assets
First $1 billion	0.80%
Over $1 billion	0.70%

Carillon Series Trust – Carillon Scout Small Cap  Fund:
Average Daily Net Assets	Advisory Fee as % of Average Daily Net Assets
First $500 million	0.60%
Over $500 million to $1 billion	0.55%
Over $1 billion	0.50%

Carillon Series Trust – Carillon Reams Unconstrained Bond  Fund:
Average Daily Net Assets	Advisory Fee as % of Average Daily Net Assets
First $3 billion	0.60%
Over $3 billion	0.55%

Dated:   March 1, 2018